Exhibit 99.1

Media Contact: Marissa Travaline (609) 561-9000 ext. 4227 mtravaline@sjindustries.com Investor Contact: Dan Fidell (609) 561-9000 ext. 7027 dfidell@sjindustries.com

FOR IMMEDIATE RELEASE

SJI Completes Acquisition of Elizabethtown Gas and Elkton Gas

FOLSOM, NJ, July 2, 2018 – SJI (NYSE: SJI) today announced the completion of its acquisition of New Jersey- based Elizabethtown Gas and Maryland-based Elkton Gas from a subsidiary of Southern Company Gas.

With the close of the transaction, SJI becomes the second largest natural gas provider in New Jersey, with service to more than 681,000 customers, and the third largest local gas distribution company in the United States.

The transaction adds 3,315 miles of natural gas pipeline to SJI’s portfolio of regulated assets.

“The close of this transaction represents a historic milestone for SJI,” said Michael J. Renna, President and CEO, SJI. “Today we officially welcome Elizabethtown Gas and Elkton Gas – two well-run and well-respected utilities – into the SJI family of companies.”

“Together, we will further our commitment to safety, operational excellence and an outstanding customer experience, while providing the opportunity for high quality, regulated earnings growth,” Renna added.

In June, SJI announced final regulatory approvals for the acquisition from the New Jersey Board of Public Utilities for Elizabethtown Gas and the Maryland Public Service Commission for Elkton Gas.

Guggenheim Securities served as lead financial advisor and BofA Merrill Lynch served as financial advisor to SJI. Gibson, Dunn & Crutcher LLP served as lead legal advisor to SJI.

About SJI

SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers safe, reliable, affordable natural gas service to approximately 681,000 customers in New Jersey and Maryland through its three regulated natural gas utilities - South Jersey Gas, Elizabethtown Gas and Elkton Gas. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; acquiring and marketing natural gas and electricity for retail customers; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.

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